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                                                                   EXHIBIT 4.6

                  FORM OF STOCK OPTION ASSUMPTION AGREEMENT

                              ODS NETWORKS, INC.
                      STOCK OPTION ASSUMPTION AGREEMENT

                     ESSENTIAL COMMUNICATION CORPORATION
                            1996 STOCK OPTION PLAN


OPTIONEE: (1)

          STOCK OPTION ASSUMPTION AGREEMENT issued as of the 7th day of May, 1998 by ODS Networks, Inc., a Delaware corporation ("ODSN").

          WHEREAS, the undersigned individual ("Optionee") holds one or more outstanding options to purchase shares of the common stock of Essential Communication Corporation ("Essential") which were granted to Optionee under the Essential 1996 Stock Option Plan (the "Plan") and are evidenced by an agreement (the "Option Agreement") between Essential and Optionee.

          WHEREAS, Essential has this day been acquired by ODSN through the merger of ECC Acquisition Corp., a wholly owned subsidiary of ODSN with and into Essential (the "Merger") pursuant to the Agreement of Merger dated April 30, 1998, by and between ODSN, ECC Acquisition Corp. and Essential (the "Merger Agreement").

          WHEREAS, the provisions of the Merger Agreement require ODSN to assume all obligations of Essential under all outstanding options under the Plan at the consummation of the Merger and to issue to the holder of each outstanding option an agreement evidencing the assumption of such option.

          WHEREAS, Essential has issued a letter on May 1, 1998 to Optionee describing Optionee's right to elect between two alternative treatments of the assumed options with respect to the consideration to be received upon exercise of the assumed options following the Merger.

          WHEREAS, Optionee has elected to receive only ODSN common stock ("ODSN Stock") upon exercise of the assumed options.

          WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio (the "Exchange Ratio") in effect for the options that are to be exercisable only for ODSN stock is 0.39967576 of a share of ODSN Stock for each share of Essential common stock ("Essential Stock") subject to that option.

          WHEREAS, this Agreement is effective as of the consummation of the Merger (the "Effective Time") in order to reflect certain adjustments to Optionee's outstanding options under the Plan which have become necessary by reason of the assumption of those options by ODSN in connection with the Merger.

                                     20.
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          NOW, THEREFORE, it is hereby agreed as follows:

          1. The number of shares of Essential Stock subject to the options held by Optionee under the Plan immediately prior to the Effective Time (the "Essential Options") and the exercise price payable per share are set forth in EXHIBIT A hereto. ODSN hereby assumes, as of the Effective Time, all the duties and obligations of Essential under each of the Essential Options. In connection with such assumption, the number of shares of ODSN Stock purchasable under each Essential Option hereby assumed and the exercise price payable thereunder have been adjusted to reflect the Exchange Ratio. Accordingly, the number of shares of ODSN Stock subject to each Essential Option hereby assumed and the adjusted exercise price payable per share of ODSN Stock under the assumed Essential Option shall be as indicated for that option in attached EXHIBIT A.

          2. The following provisions shall govern each Essential Option hereby assumed by ODSN:

                    (a) Unless the context otherwise requires, all references in each Option Agreement and in the Plan (as incorporated into such Option Agreement) (i) to the "Company" shall mean ODSN, (ii) to "Common Stock" shall mean shares of ODSN Stock, (iii) to the "Board" shall mean the Board of Directors of ODSN and (iv) to the "Committee" shall mean the Compensation Committee of the ODSN Board of Directors.

                    (b) The date of grant and the Expiration Date of each assumed Essential Option and all other provisions which govern either the exercisability or the termination of the assumed Essential Option shall remain the same as set forth in the Option Agreement applicable to that option and shall accordingly govern and control Optionee's rights under this Agreement to purchase ODSN Stock.

                    (c) The shares subject to each assumed Essential Option shall continue to vest in accordance with the same installment vesting schedule in effect under the applicable Option Agreement immediately prior to the Effective Time, with the number of shares of ODSN Stock subject to each such installment adjusted to reflect the Exchange Rate. Accordingly, no acceleration of vesting under the Essential Options shall be deemed to occur by reason of the Merger, and the vesting dates under each applicable Option Agreement shall remain the same following the Merger.

                    (d) Each assumed Essential Option (whether or not such option was an incentive stock option pursuant to Section 422 of the Internal Revenue Code prior to the Merger) shall be a non-qualified option, not subject to Section 422 of the Internal Revenue Code. Accordingly, upon exercise of an assumed Essential Option, Optionee shall recognize ordinary income in an amount equal to the excess of
          (i) the fair market value of the acquired ODSN Stock on the option exercise date over (ii) the price paid for those shares; such income shall be subject to all applicable income and employment taxes.

                    (e) For purposes of applying any and all provisions of the Option Agreement relating to Optionee's status as an employee of Essential, Optionee shall be deemed to continue in such status as an employee for so long as Optionee renders services as an employee to ODSN or any present or future ODSN subsidiary, including Essential. Accordingly, the provisions of the Option Agreement governing the termination of the assumed Essential Options upon Optionee's cessation of service as an employee of Essential shall hereafter be applied on the basis of Optionee's cessation of employee status with ODSN and its subsidiaries, and each assumed Essential Option shall accordingly terminate, within the designated time period in effect under the Option Agreement for that option, following such cessation of service as an employee of ODSN and its subsidiaries.

                    (f) The adjusted exercise price payable for the ODSN Stock subject to each

                                     21.
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          assumed Essential Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option.
          For purposes of determining the holding period of any shares of ODSN Stock delivered in payment of such adjusted exercise price, the period for which such shares were held as Essential Stock prior to the Merger shall be taken into account.

                    (g) In order to exercise each assumed Essential Option, Optionee must deliver to ODSN a written notice of exercise in which the number of shares of ODSN Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of ODSN Stock and should be delivered to ODSN at the following address:

                    ODS Networks, Inc.
                    1101 E. Arapaho Road
                    Richardson, Texas  75081
                    Attention:  Tim Kinnear

          3. Except to the extent specifically modified by this Stock Option Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.




                                     22.
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          IN WITNESS WHEREOF, ODS Networks, Inc. has caused this Stock Option
Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the 7th day of May, 1998.


                                       ODS NETWORKS, INC.



                                       By:
                                          -----------------------------------



                                  ACKNOWLEDGMENT


          The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her Essential Options hereby assumed by ODSN are as set forth in the Option Agreement, the Plan and such Stock Option Assumption Agreement.


                                       --------------------------------------
                                       (1), OPTIONEE



DATED:                   , 1998
       ------------------


                                     23.
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                                EXHIBIT A

             Optionee's Outstanding Options to Purchase Shares
                   of Essential Communication Corporation
                         Common Stock (Pre-Merger)
                                   and
             Optionee's Outstanding Options to Purchase Shares
                           of ODS Networks, Inc.
                         Common Stock (Post-Merger)